                                               U.S. SECURITIES AND EXCHANGE COMMISSION
|----------------------|
|        FORM 5        |
|                      |                                 Washington, D.C. 20549
|----------------------|
                                          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
                                                         1935 or Section 30(f)
                                                 of the Investment Company Act of 1940

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1.       Name and Address of Reporting Person*          2.       Issuer Name and Ticker or Trading Symbol                6.  Relationship of Reporting Person to Issuer
                                                                                                                         (Check all applicable)
                                                                       Compaq Computer Corporation (CPQ)                   X  Director       ___ 10% Owner
                                                                                                                         ----
                                                                                                                           X  Officer   (give  ___ Other (Specify)
                                                                                                                         ----
Capellas                  Michael              D.                                                                                       title
                                                                                                                                        below)
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(Last)               (First)            (Middle)        3.  IRS or Social Security   4.  Statement for
                                                            Number of Reporting         Month/Year                            Chairman and Chief Executive Officer
                                                                                                                              -------------------------------------
20555 SH 249                                                Person (Voluntary)       Fiscal Year 2000
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                            (Street)                                                 5.  If Amendment, Date of           7.  Individual or Joint/Group Filing
                                                                                        Original                                     Check applicable line)
                                                                                        (Month/Year)                       X   Form filed by One Reporting Person
                                                                                                                         -----
Houston                    TX         77070-2698                                                                         ___ Form filed by More than One Reporting Person
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(City)                   (State)            (Zip)                Table 1 - Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security                                   2  Transac-      3.  Trans-    4.  Securities Acquired (A)       5.  Amount 0f        6.  Owner     7. Nature of
    Instr. 3)                                             action Date       tion        or Disposed of (D)                   Securities         - ship Form:  Indirect
                                                                           Code         (Instr. 3, 4 and 5)                  Bene-                Direct      Beneficial
                                                          (Month/          (Instr. 8)                                        fically Owned        (D) or      Ownership
                                                                                                                             at End of            Indirect    (Instr. 4)
                                                                                                                             Issuer's
                                                                                     -----------------------------------
                                                                                     ------------- -------- ------------
                                                          Day/                                     (A) or                    Fiscal Year        (I)
                                                          Year)                         Amount        (D)      Price         (Instr. 3 and       (Instr.
                                                                                                                             4)               4)
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Common Stock                                                1/14/2000  A                    64.80  A             $30.13                            D
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Common Stock                                                1/28/2000  A                    71.77  A             $27.19                            D
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Common Stock                                                2/11/2000  A                    76.49  A             $25.63                            D
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Common Stock                                                2/25/2000  A                    74.85  A             $26.06                            D
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Common Stock                                                3/10/2000  A                    70.77  A             $28.50                            D
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Common Stock                                                3/24/2000  A                    68.33  A             $28.56                            D
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Common Stock                                                 4/7/2000  A                    65.48  A             $29.75                            D
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Common Stock                                                4/20/2000  A                    70.82  A             $27.56                            D
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Common Stock                                                4/20/2000  A                     0.39  A             $27.56                            D
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Common Stock                                                 5/5/2000  A                    71.64  A             $27.25                            D
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Common Stock                                                5/19/2000  A                    70.89  A             $27.56                            D
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Common Stock                                                 6/2/2000  A                    72.60  A             $26.88                            D
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Common Stock                                                6/16/2000  A                    70.96  A             $27.50                            D
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                                                                                      Page 1
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Common Stock                                                6/30/2000  A                 2,443.65  A             $25.56                            D
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Common Stock                                                7/14/2000  A                 2,263.54  A             $27.69                            D
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Common Stock                                                7/20/2000  A                     0.08  A             $27.81                            D
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Common Stock                                                7/28/2000  A                   107.07  A             $28.13                            D
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Common Stock                                                8/11/2000  A                    95.28  A             $31.63                            D
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Common Stock                                                8/25/2000  A                    89.33  A             $33.56                            D
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Common Stock                                                 9/8/2000  A                    91.74  A             $32.75                            D
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Common Stock                                                9/22/2000  A                   100.66  A             $29.75                            D
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Common Stock                                                10/6/2000  A                   120.46  A             $25.01                            D
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Common Stock                                               10/13/2000  A               250,000.00  A                                               D
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Common Stock                                               10/13/2000  A               250,000.00  A                                               D
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Common Stock                                               10/13/2000  A               470,000.00  A                                               D
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Common Stock                                               10/20/2000  A                   105.14  A             $28.63                            D
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Common Stock                                               10/20/2000  A                     5.29  A             $28.63                            D
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Common Stock                                                11/2/2000  A                 1,783.10  A             $31.09                            D
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Common Stock                                               11/13/2000  F             50,065.00(1)  D                                               D
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Common Stock                                               11/17/2000  A                   148.40  A             $25.00                            D
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Common Stock                                                12/1/2000  A                   162.60  A             $22.80                            D
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                                                                                                                         1,355,067.39(2)           D
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                                                                                                                                   447.601         I        401K
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* If the Form is filed by more than one Reporting Person, See Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                              (Print or Type Responses)

                                                              Cont'd  Capallas Form 5 Page 2

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FORM 5 (continued - page 3)

                             TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of      2. Conver-  3. Trans-    4. Transac-     5. Number of     6. Date Exer-            7. Title and Amount of     8. Price  9. Number     10. Owner-     11. Na-
   Derivative      sion or     action       tion Code     Derivative         cisable and Ex-          Underlying Securities      of        of Deriv-       ship           ture
   Security        Exercise    Date         (Instr. 8)    Securities         piration Date            (Instr. 3 and 4)           Deriv-    ative           of             of In-
   (Instr. 3)      Price of    (Month/                    Ac-quired (A)      (Month/Day/                                         ative     Secur-          Deriv-         direct
                   Deriv-       Day/                      or Dis-              Year)                                             Secur-    ities           ative          Bene-
                   Ative        Year)                     posed of (D)                                                           ity       Bene-           Secu-          ficial
                   Security                               (Instr. 3, 4,                                                                    ficially        rity:          Own-
                                                          and 5)                                                                 (Instr.   Owned           Direct         ership
                                                                                                                                 5)
                                                                           ----------- ------------ ------------- ------------
                                                                                                                                           at End          (D) or         (Instr. 4)
                                                                           Date        Expira-                     Amount or               of              Indi-
                                                                           Exer-       tion            Title       Number of               Year            rect (I)
                                                                           cisable     Date                         Shares                  (Instr.        (Instr.
                                                                                                                                         4)            4)
                                                        --------- --------
                                                          (A)     (D)
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Stock Option     $18.10      12/13/2000        A        850,000            1/13/2001   12/12/2010   Common Stock  850,000                850,000       D
Right to Buy)                                                                 (3)
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Explanation of Responses:

(1)      Shares withheld to satisfy tax liability for restricted stock vesting.
(2)      Includes 849.2561 shares acquired under the Employee Stock Purchase
         Plan in the month of October.
(3)      Option is first exercisable on this date and vest prorata over
         48 months from grant date.

                                    /s/  Michael D. Capellas                    2/12/01
                                 -------------------------------------     ---------------
                                            Michael D. Capellas                  Date
                                      **Signature of Reporting Person

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.